Exhibit 99.1

For Further Information

OSI Systems Inc

12525 Chadron Ave

Hawthorne CA 90250

(310) 349 2237

Contact: Jeremy Norton – Director of Investor Relations

OSI SYSTEMS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

•	Third Quarter Revenues increase 15% to $108.1 million;

•	Record revenues for the Security Group of $36.4 million;

•	Third Quarter Diluted Earnings Per Share of $0.06 vs. loss of $0.18 for comparable prior year period

HAWTHORNE, Calif. — (BUSINESS WIRE) — May 15, 2006—OSI Systems, Inc. (NASDAQ:OSIS) today announced results for the third quarter of fiscal 2006.

The Company reported revenues of $108.1 million for the third quarter of fiscal 2006, an increase of 15% from the $94.2 million reported for the third quarter of fiscal 2005. Net income for the third quarter of fiscal 2006 was $1.0 million, or $0.06 per diluted share, compared to a net loss of $2.9 million, or $0.18 per share, for the third quarter of fiscal 2005. The third quarter results included stock based compensation expenses of $1.5 million pre-tax, or $0.09 per diluted share due to the adoption of FAS 123(R) on July 1, 2005. Results for the third quarter of fiscal 2005 did not include stock-based compensation expenses.

For the first nine months of fiscal 2006, revenues increased by $42.8 million, or 15%, to $327.1 million, from $284.3 million for the comparable period of fiscal 2005. For the first nine months of fiscal 2006, the Company reported a net loss of $3.1 million or $0.20 per diluted share, compared to net income of $0.8 million or $0.05 per share for the first nine months of fiscal 2005. For the first nine months of fiscal 2006, the Company incurred stock based compensation expenses of $4.1 million, or $0.25 per diluted share. Results for the first nine months of fiscal 2005 did not include stock-based compensation expenses.

OSI Chairman and CEO, Mr. Deepak Chopra stated, “We are very pleased with the Company’s operating results for the third quarter of fiscal 2006. The Security business had record revenues of $36.4 million and achieved profitability. We have received increased Cargo orders bringing the total Cargo backlog to approximately $43 million at the end of the third quarter. We also successfully launched our first product in the Automated Hold Baggage Screening market, the Rapiscan MVXR5000. We are committed to this market, as evidenced by the continuing development of our revolutionary solid state CT system that we call the RTT for ‘Real Time Tomography’. In the third quarter we announced an order for the RTT from the Manchester Airport Group for approximately $7 million with a customer option that if fully exercised, would bring the total contract value to approximately $40 million. We expect to see continued growth for the Security business into fiscal 2007 in all product lines; Conventional, Automated Hold Baggage Screening and Cargo.”

Mr. Chopra continued, “In our Healthcare business we continued to see strong performance in our core products, monitoring and anaesthesia. For the first nine months of fiscal 2006 monitoring orders were up 18% globally with the strongest performance coming from the U.S., our largest market. We continue to capture our replacement cycle business in addition to gaining market share from our competitors. We expect to see continued organic growth for the business supplemented by acquisitions of complementary products and technologies. We remain on track to launch the anaesthesia product in the U.S. market in fiscal 2007.”

Mr. Chopra concluded, “Our Opto-Electronics business continues to show strong results, fueled by the strong economy and strength in growing Inter-Company sales to both to our Security and Healthcare businesses.”

Guidance for the Six Months Ended June 30, 2006

The Company reiterates its previously published guidance for the second half of fiscal 2006 with revenue guidance of $231 million to $236 million compared to revenues of $219 million for the first half of fiscal 2006, and $194.9 million for the second half of fiscal 2005.

The Company anticipates that revenues and operating income will be higher in the fourth quarter when compared to the third quarter of fiscal 2006.

Segment Information

Security Business

The Security business reported revenues of $36.4 million for the third quarter of fiscal 2006, an increase of 26% from $29.0 million reported for the third quarter of fiscal 2005. Income from operations for the third quarter of fiscal 2006 was $1.2 million compared to a loss from operations of $4.1 million for the third quarter of fiscal 2005. The third quarter results included stock based compensation expenses of $0.2 million. Results for the third quarter of fiscal 2005 did not include stock-based compensation expenses.

For the first nine months of fiscal 2006, revenues increased by $2.8 million, or 3%, to $93.8 million, from $91.0 million for the first nine months of fiscal 2005. For the first nine months of fiscal 2006, the business reported a loss from operations of $2.6 million, compared to a loss from operations of $3.0 million for the first nine months of fiscal 2005. For the first nine months of fiscal 2006, the Security business incurred stock based compensation expenses of $0.7 million. Results for the first nine months of fiscal 2005 did not include stock-based compensation expenses.

Healthcare Business

The Healthcare business reported revenues of $49.4 million for the third quarter of fiscal 2006, compared to $47.8 million reported for the third quarter of fiscal 2005. Income from operations for the third quarter of fiscal 2006 was $1.1 million compared to $0.9 million for the third quarter of fiscal 2005. The third quarter results included stock based compensation expenses of $0.6 million. Results for the third quarter of fiscal 2005 did not include stock-based compensation expenses.

For the first nine months of fiscal 2006, revenues increased by $17.2 million to $161.8 million from $144.6 million for the first nine months of fiscal 2005. For the first nine months of fiscal 2006, income from operations increased by $2.2 million, or 27%, to $8.2 million, from $6.0 million for the first nine months of fiscal 2005. For the first nine months of fiscal 2006, the Healthcare business incurred stock based compensation expenses of $1.1 million. Results for the first nine months of fiscal 2005 did not include stock-based compensation expenses.

Optoelectronics Business

The Optoelectronics business reported external revenues of $22.2 million for the third quarter of fiscal 2006, an increase of 28% from $17.3 million reported for the third quarter of fiscal 2005. Income from operations for the third quarter of fiscal 2006 was $3.6 million, compared to $2.0 million for the third quarter of fiscal 2005. The third quarter results included stock based compensation expenses of $0.1 million. Results for the third quarter of fiscal 2005 did not include stock-based compensation expenses.

For the first nine months of fiscal 2006, external revenues increased by $22.8 million, or 47%, to $71.5 million form $48.7 million for the first nine months of fiscal 2005. For the first nine months of fiscal 2006, income from operations increased by $1.8 million, to $7.4 million from $5.6 million for the first nine months of fiscal 2005. For the first nine months of fiscal 2006, the Optoelectronics business incurred stock based compensation expenses of $0.4 million. Results for the first nine months of fiscal 2005 did not include stock-based compensation expenses.

Operating income was positively impacted by the continuing increase of Inter-Company sales to both the Security and Healthcare businesses. These sales are eliminated in consolidation; however, it does not impact our segment disclosure.

Conference Call Information

OSI Systems, Inc. will host a conference call today over the Internet beginning at 2:30 pm PT (5:30 pm ET), today to discuss these results. To listen, please log on www.fulldisclosure.com or www.osi-systems.com or www.fulldisclosure.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the presentation and will be archived on www.osi-systems.com. A telephonic replay of the call will also be available from 5:30pm PT on May 15th until May 22nd. The replay may be accessed by calling 888-286-8010 and entering the conference call identification number 33339020.

About OSI Systems, Inc.

OSI Systems Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring and anesthesia delivery products, and optoelectronic-based components, as well as a provider of engineering and manufacturing services. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems, Inc. implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s commitment to the Automated Hold Baggage Screening Market, the development of a solid state CT system and sale of such systems to the Manchester Airport Group, growth in the Security Group’s product lines, organic growth in the Company’s Healthcare businesses, acquisitions of complementary businesses, the launch of an anesthesia product line in the U.S. in fiscal 2007, and its guidance for the second half of its 2006 fiscal year, including predictions about future revenues and operating income. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will ultimately be successful in the Automated Hold Baggage Screening Market, that the Manchester Airport Group will exercise its option to purchase additional solid state CT systems,, that the Company’s Healthcare operations will continue to experience organic growth, acquire related or complementary business, or successfully launch an anesthesia product line in the U.S. in fiscal 2007, or that future revenues and operating income will ultimately meet the Company’s current expectations. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended March 31,		Nine months ended March 31,
	2006	2005	2006	2005
Revenues	$108,092	$94,153	$327,100	$284,328
Cost of goods sold	65,019	60,975	201,932	180,908

Gross profit	43,073	33,178	125,168	103,420
Operating expenses:
Selling, general and administrative	33,805	30,165	100,738	80,551
Research and development	8,851	7,306	26,281	21,042
Restructuring charges	—	—	800	—
Management retention bonus	51	288	624	1,386

Total operating expenses	42,707	37,759	128,443	102,979

Income (loss) from operations	366	(4,581)	(3,275)	441
Other income (expense):
Interest income	91	27	180	217
Interest expense	(236)	(153)	(1186)	(306)
Impairment of Equity investment	—	(182)	—	(182)
Gain on sale of marketable securities	—	—	349	—

Income (loss) before provision (benefit) for income taxes and minority interest	221	(4,889)	(3,932)	170
Benefit for income taxes	(820)	(1,961)	(1,816)	(602)

Income (loss) before minority interest	1,041	(2,928)	(2,116)	772
Minority interest	(30)	—	(976)	68

Net income (loss)	$1,011	$(2,928)	$(3,092)	$840

Earnings (loss) per share:
Basic	$0.06	$(0.18)	$(0.19)	$0.05

Diluted	$0.06	$(0.18)	$(0.20)	$0.05

Shares used in per share calculation:
Basic	16,437,974	16,276,323	16,326,128	16,215,620

Diluted	16,765,508	16,276,323	16,326,128	16,589,734

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2006	June 30, 2005
Cash and cash equivalents	$13,097	$14,623
Accounts receivable, net of allowance for doubtful accounts	101,084	89,227
Inventory	116,619	107,441
Other current assets	32,451	26,382

Total current assets	263,251	237,673
Non current assets	114,143	109,447

Total	$377,394	$347,120

Bank line of credit	$3,886	$15,752
Current portion of long term debt	1,040	499
Other current liabilities	98,038	91,047

Total current liabilities	102,964	107,298
Long-term debt	5,414	4,852
Other long-term liabilities	17,844	11,343
Minority interest	8,748	—
Shareholders’ equity	242,424	223,627

Total	$377,394	$347,120

Segment Information

(in thousands)

	Three months ended March 31,		Nine months ended March 31,
	2006	2005	2006	2005
Revenues - by Segment Group:
Security Group	$36,446	$29,037	$93,787	$91,017
Healthcare Group	49,429	47,793	161,799	144,597
Optoelectronics and Manufacturing Group including intersegment revenues	29,689	22,365	88,593	63,673
Intersegment revenues elimination	(7,472)	(5,042)	(17,079)	(14,959)

Total	$108,092	$94,153	$327,100	$284,328

Operating income (loss) - by segment group:
Security Group	$1,230	$(4,109)	$(2,614)	$(3,033)
Healthcare Group	1,063	873	8,159	5,972
Optoelectronics and Manufacturing Group	3,608	1,955	7,391	5,645
Corporate	(5,293)	(3,259)	(16,002)	(7,685)
Eliminations	(242)	(41)	(209)	(458)

Total	$366	$(4,581)	$(3,275)	$441

SFAS 123R expenses included in segment operating income (loss) above is as follows:

Three months ended March 31, 2006
Security Group	$241
Healthcare Group	620
Optoelectronics and Manufacturing Group	129
Corporate	551

Total	$1,541

Nine months ended March 31, 2006
Security Group	$689
Healthcare Group	1,076
Optoelectronics and Manufacturing Group	407
Corporate	1,911

Total	$4,083